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                                LICENSE AGREEMENT

THIS LICENSE  AGREEMENT is dated the 20th day of September, 2001

BY AND BETWEEN: NOCOPI TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of Maryland, with offices at 537 Apple Street, West Conshohocken, Pennsylvania, 19428-2903 ("NOCOPI")

AND: LL SECURITY PRODUCTS INC., a corporation duly organized and existing under the laws of Nevada, with offices at 837 Lindy Lane, Bala Cynwyd, Pennsylvania, 19004, and its Affiliates as herein defined ("LICENSEE")

WITNESSETH:

WHEREAS, NOCOPI is the sole owner of a series of patents and patent applications dealing with and relating to, amongst other things, a system incorporating activating and counterfeit-deterrent inks;

WHEREAS, NOCOPI wishes to enter into a contractual arrangement with LICENSEE so as to provide LICENSEE with:

i) the non-exclusive use of the NOCOPI Technology for the specific range of products hereinafter defined in clause 1.09; and

ii) the exclusive use of the NOCOPI Technology for the range of products hereinafter defined in clause 1.06.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       DEFINITION

1.01 "ADDITIONAL EARNINGS" shall mean that portion of LICENSEE'S net earnings during a Royalty Year, net of all costs as determined by standard accounting methods, derived from the sale by LICENSEE of Non-Exclusive Products and Exclusive Products which is attributed solely to incorporation of NOCOPI Technology.

1.02 AFFILIATES" shall mean any corporation which owns either party or is owned or controlled to the extent of at least fifty percent (50%) of the issued and voting stock of such corporation by either party.

1.03 "DESIGN RIGHTS" shall mean design rights (whether registered or unregistered) which are owned or which may hereafter be owned by NOCOPI and which relate to the NOCOPI Technology.

1.04     "EFFECTIVE DATE" of this Agreement shall be September 20, 2001.



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1.05     "EUROPE" shall mean all countries as are encompassed within the area bounded by the Atlantic Ocean on the West, the Arctic Ocean on the North, the Mediterranean and its annexes on the South and the fifty
         (50) longitude on the East, and including also all countries or territories comprised in the geographic territories of the area previously occupied by the former Union of Soviet Socialist Republic, as well as overseas territories and departments of any country in Europe.

1.06 "EXCLUSIVE PRODUCTS" shall mean only paper products such as coupons, slips and other documents which incorporate (but not during the manufacture of paper and paperboard) NOCOPI Technology for the legalized gambling industry (exclusive of government-sponsored lotteries and promotional games).

1.07 "NOCOPI REPORT" shall mean a written report, which shall list the sale price and customer (or customer code) rather than actual name of all Non-Exclusive Products and Exclusive Products sold by the LICENSEE during the preceding Royalty Period.

1.08 "NOCOPI TECHNOLOGY" shall mean the Rub & Reveal technology furnished by NOCOPI that incorporates a counterfeit-deterrent ink which is reactive, and includes without limitation all granted patents and patent applications listed on Exhibit A hereto, together with any granted patent arising from such applications (collectively, the "PATENTS").

1.09 "NON-EXCLUSIVE PRODUCTS" shall mean and shall be restricted to products derived from Rub & Reveal applications which incorporate NOCOPI Technology; provided, however, LICENSEE shall not use NOCOPI Technology to market, sell, manufacture or have manufactured cash register tapes or any other products derived from Rub & Reveal applications that NOCOPI can demonstrate through documentary proof it was selling as of the Effective Date (collectively, the "EXCLUDED PRODUCTS").

1.10 "QUARTERLY ROYALTY PERIOD" shall mean the period of three (3) calendar months commencing on the Effective Date, and every three (3) month period thereafter during the term of this Agreement.

1.11 "ROYALTY PERIOD" shall mean a period of twelve (12) calendar months commencing on the Effective Date and every twelve (12) month period thereafter so long as this Agreement remains in effect.

1.12     "TERM" shall mean the time period contemplated by Article 7.

1.13 "TERRITORY" shall mean the world, save and except for Europe, which shall be governed by the provisions of clause 2.03.

2.       LICENSE

2.01 NOCOPI irrevocably licenses and grants to LICENSEE the exclusive right to use the NOCOPI Technology to market, promote, sell, manufacture, and have manufactured Exclusive Products in the Territory.

2.02 NOCOPI also irrevocably licenses and grants to LICENSEE the non-exclusive right to use the NOCOPI Technology to market, promote, sell, manufacture, and have manufactured Non-Exclusive Products (not including the Excluded Products) in the Territory.


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2.03     If at any time during the Term of this License Agreement, NOCOPI's right to grant LICENSEE the licenses in clauses 2.01 and 2.02 in Europe is confirmed, then the Territory shall be immediately redefined to include Europe, and NOCOPI will take all necessary actions to confirm such right.

2.04 NOCOPI undertakes that it will make complete and full disclosure to the LICENSEE of all of the NOCOPI Technology required to enable the LICENSEE to market, sell and distribute Exclusive and Non-Exclusive Products in the Territory.

         2.04.1 The Licenses granted in clauses 2.01 and 2.02 shall specifically include the right to sublicense an unaffiliated third party (each, a "sublicensee"), provided:

                  i) that all such sublicensees have executed contracts with NOCOPI which (a) contain secrecy and confidentiality provisions for NOCOPI's benefit at least as extensive as those required of LICENSEE in
                           Article 10, (b) authorize enforcement by either LICENSEE or NOCOPI, at its option, (c) provide for NOCOPI to receive the same royalties, in the same manner, as required of LICENSEE in Article 4, (d) provide for termination of the sublicense if LICENSEE's rights hereunder are validly terminated by NOCOPI, and (e) provide for termination of the sublicense due to any breach by the sublicensee that would constitute a breach of this Agreement if committed by LICENSEE;

                  ii) that LICENSEE shall have delivered to NOCOPI within a period of ten (10) business days of execution, an original of each sublicense contract; and

                  iii) that any sublicense relating to Non-Exclusive Products shall be subject to NOCOPI's prior written consent, which will not be unreasonably withheld or delayed.

2.05 Notwithstanding the provisions of clauses 2.01 and 2.02 hereof but in addition thereto, NOCOPI agrees and acknowledges that as long as this Agreement remains in effect, that (a) NOCOPI will treat as exclusive customers of the LICENSEE all customers to whom the LICENSEE may have sold Non-Exclusive Products during the Term of this Agreement, (b) NOCOPI shall not solicit any such customers to purchase products competitive with or comparable to the Non-Exclusive Products from either NOCOPI or any party other than LICENSEE, and (c) NOCOPI shall not sell, attempt to sell, or assist others to sell or attempt to sell competitive or comparable products to any such customers. LICENSEE recognizes and agrees that it will include all such sales in its report of Additional Earnings.

3. SUPPLY OF RAW MATERIALS

3.01 NOCOPI shall sell to LICENSEE and shall provide all necessary deterrent inks required by LICENSEE for the Exclusive Products and Non-Exclusive Products, the whole at NOCOPI'S then prevailing most favorable selling price to any other party. The ink selling price as of the Effective Date is One Hundred Dollars ($100.00) per gallon, and no changes to the selling price will be made except upon written notice given to LICENSEE at least thirty (30) days prior to the effective date of such change.


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3.02     LICENSEE shall pay NOCOPI for the costs of all such inks within a period of forty-five (45) days following the date of invoice.

4.       CONSIDERATION

4.01 In consideration of the rights granted to LICENSEE under this Agreement for the NOCOPI Technology, LICENSEE agrees to pay to NOCOPI royalties in accordance with the clauses hereinafter following, but subject to any offsets authorized under clause 8.02 below,

4.02 For each Royalty Period commencing on the Effective Date, LICENSEE shall pay to NOCOPI at the times and in the manner set out in clauses
         4.03 and 5.02 hereof a minimum annual royalty fee equal to the greater of (i) Fifteen Thousand Dollars ($15,000.00), or (ii) five percent (5%) of the Additional Earnings relating to sales of Exclusive Products and ten percent (10%) of the Additional Earnings relating to sales of Non-Exclusive Products. In the event that one or more technologies emanating from LICENSEE are incorporated by LICENSEE into Exclusive Products and Non-Exclusive Products, the Royalty Fee shall be reduced to two and one-half percent (2 1/2%) for all such Exclusive Products utilizing technology emanating from LICENSEE, and to five percent (5%) for all such Non-Exclusive Products utilizing technology emanating from LICENSEE.

4.03 The minimum annual royalty fee of Fifteen Thousand Dollars ($15,000.00) shall be paid by LICENSEE to NOCOPI as follows:

         i) as to the Royalty Periods ending September 19, 2002 and September 19, 2003 respectively, the sum of Thirty Thousand Dollars ($30,000.00) concurrently with the execution and delivery of this License Agreement and a certain Escrow Agreement, the receipt of which sum is acknowledged by NOCOPI;

         ii) as to each Royalty Period (if applicable) subsequent to that ending on September l9, 2003, by way of four quarterly payments of Three Thousand Seven Hundred and Fifty Dollars ($3,750.00) beginning forty-five (45) days after the commencement of such Royalty Period.

4.04 In the event of NOCOPI's alleged breach of any of clauses 2.05, 3.01, 8.02, 9.02, 10.02, 13.01, or 15.02 of this Agreement, LICENSEE shall, in addition to its other rights or remedies, be authorized, during the pendency of any dispute related thereto, to deposit the royalties otherwise due into an interest-bearing account maintained by the Escrow Agent. The royalties so deposited and maintained shall be released and disbursed only as directed by the parties' joint written instruction, by a court of competent jurisdiction, or by the arbitrators pursuant to
         Article 16 hereof.

5. RECORDS AND REPORTS

5.01 LICENSEE agrees to keep accurate accounts and complete records in sufficient detail to record the Additional Earnings for the Territory during each Quarterly Royalty Period or during each Royalty Period as the case may be, so that the amount of royalty payments due to NOCOPI may be ascertained.

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5.02     LICENSEE shall deliver to NOCOPI:

         i) no later than forty-five (45) days after the close of each Royalty Period during the Term; and

         ii) commencing with the Quarterly Royalty Period beginning on the Effective Date, no later than forty-five (45) days after the close of each Quarterly Royalty Period; and

         iii)     after the termination of this agreement

         a statement specifying the information referred to in clause 5.01 hereof and in such form and containing such details as NOCOPI reasonably requires substantiating LICENSEE'S Additional Earnings in the Territory during the applicable period. LICENSEE shall, at the same time as providing the said statement, also remit the amount of any royalties due in accordance with the statement. The receipt or acceptance by NOCOPI of any statements furnished pursuant to this Agreement or any royalty payments paid hereunder (or the cashing of any checks paid hereunder) shall not preclude NOCOPI from questioning the correctness thereof at any time and in the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified and appropriate payments shall immediately be made by LICENSEE or credit given to LICENSEE by NOCOPI, as may be appropriate.

5.03 If LICENSEE fails to deliver such a statement to NOCOPI within forty-five (45) days of the end of the particular period, NOCOPI, in addition to any other rights and on not less than ten (10) days prior notice to LICENSEE, may employ an independent auditor qualified to practice and practicing in the United States, to examine such books and records of LICENSEE as may be necessary to enable him to report upon and certify the amount of Additional Earnings and LICENSEE will promptly pay to NOCOPI the cost thereof as additional royalty.

5.04 LICENSEE agrees, upon request by NOCOPI, to permit an auditor qualified to practice and practicing in the United States, who may be designated by either party, to have access during normal business hours at least once annually on ten (10) business days' notice, to audit such books and records as may be necessary to determine the correctness of any report or payment made under this Agreement. On request, with reasonable notice, LICENSEE will make available at its offices, all relevant books of account and records.

5.05 If any audit reveals a discrepancy between the amount payable to NOCOPI and the amounts actually paid to NOCOPI and if that discrepancy exceeds five percent (5%) of the amounts payable as determined in the audit, LICENSEE shall pay all of NOCOPI's reasonable costs associated with such audit. Otherwise, all costs associated with any audit shall be the responsibility of NOCOPI.

5.06 LICENSEE shall be entitled to receive copies of all audit reports prepared pursuant to this Article 5.


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6. MARKING AND USE OF NOCOPI'S TRADEMARK

 6.01 If LICENSEE and/or any of its sublicensees utilize the trademark "Rub & Reveal" or any other trademark owned by NOCOPI in association with the NOCOPI Technology, they shall do so only in respect of products the qualify and specifications of which have been previously approved of by NOCOPI, and LICENSEE shall provide NOCOPI with adequate opportunity so that NOCOPI may satisfy itself that such quality and specifications are maintained during continuance of such use. Before using such trademark in any area, LICENSEE and/or its sublicensees shall be responsible for acquainting themselves with and informing NOCOPI of all licensing formalities, user registration and quality control requirements applicable in such area, which are reasonably necessary to the protection of NOCOPI's interest in the trademark, and NOCOPI shall co-operate with LICENSEE and/or its sublicensees at their respective expense in fulfilling such requirements, it being understood that in any area where NOCOPI takes no steps to register the trademark, there shall be no such obligation on LICENSEE and/or its sublicensees in respect of such requirements other than quality control. In the event that any good will shall accrue to LICENSEE in the trademark "Rub & Reveal" or any other trademark of NOCOPI in any area, LICENSEE and/or its sublicensees will agree in writing to assign such goodwill to NOCOPI on termination of this license or upon request by NOCOPI to this extent that such can be accomplished under generally accepted accounting principles. Nothing herein shall be deemed to prevent LICENSEE from selling Non-Exclusive and Exclusive Products under its own trade names.

7. TERM AND TERMINATION

 7.01 This Agreement shall commence on September 20, 2001 and shall continue until 7:00 o'clock in the afternoon of September 19, 2003 (unless terminated as hereinafter provided); and shall thereafter automatically renew from year to year, unless and until terminated as provided for in clause 7.02 or clause 7.03 hereof.

         7.02 Only LICENSEE shall have the option of terminating this Agreement in the following circumstance:

         7.02.1 by not less than thirty (30) days' notice, in advance and in writing, to NOCOPI, prior to September 19, 2003 or, in the event that this Agreement continues after the first 24-month period, by sixty (60) days' notice, in advance and in writing, to NOCOPI.

         7.03 Either LICENSEE or NOCOPI shall have the option of terminating this Agreement in the following circumstances:

         7.03.1 If a party shall make any composition with creditors or go into liquidation whether voluntary or compulsory, or analogous proceedings shall be commenced, then the other party may, at its sole and absolute discretion, by notice in writing, forthwith terminate this Agreement, failing which notice this Agreement shall continue to remain in full force and effect.

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         7.03.2   If a party shall breach any material term or condition of this
                  Agreement, and shall fail to cure or initiate the cure of such material breach within thirty (30) days after receipt of written notice from the other party specifying the nature of the material breach in full detail, the non-breaching party may forthwith terminate this Agreement by notice in writing, failing which notice this Agreement shall continue to remain in full force and effect. Notwithstanding the foregoing, in the event of a dispute between LICENSEE and NOCOPI as to whether a material breach has occurred or been cured during the pendency of which dispute LICENSEE pays any royalties due hereunder either to NOCOPI or to the Escrow Agent pursuant to clause 4.04, NOCOPI shall continue to manufacture and supply inks to LICENSEE, and LICENSEE shall continue to pay for such inks, pursuant to Articles 3 and 13, until and unless otherwise directed by the arbitrators pursuant to Article 16 hereof.

8. ADDITIONAL OBLIGATIONS

8.01 NOCOPI shall provide, at the expense of LICENSEE, such technical training for personnel of LICENSEE as may be required in order to acquaint LICENSEE with the NOCOPI Technology. For these purposes, "expense" shall include travel costs only and not include salary or other compensation or the cost of benefits for NOCOPI personnel whether employed by NOCOPI or retained by NOCOPI on any other basis.

8.02 NOCOPI shall, through counsel acceptable to LICENSEE (i) prosecute diligently any patent applications relating to the PATENTS pending as of the date of this Agreement or thereafter, (ii) preserve and maintain all rights in any patent applications and the PATENTS, including without limitation the payment of all renewal, maintenance, or other fees related thereto, and (iii) bring suit in its own name, with the prior written consent of LICENSEE which will not be unreasonably withheld, to enforce the PATENTS and any other licenses issued by NOCOPI thereunder. NOCOPI represents and warrants to LICENSEE that the current payment schedule for all renewals, maintenance, or other fees related to the PATENTS is attached as Exhibit B hereto. NOCOPI shall promptly provide LICENSEE with a copy of any notices received by NOCOPI regarding any of the PATENTS or patent applications, including without limitation any renewal, maintenance, or other fees relating thereto, and shall, upon request, furnish written proof that is reasonably satisfactory to LICENSEE regarding NOCOPI's compliance with the foregoing obligations. Any expenses incurred in connection with any of the foregoing obligations shall be borne solely by NOCOPI; provided, however, that if NOCOPI shall fail to perform any of the obligations or provide LICENSEE with any of the notices set forth in this clause 8.02, LICENSEE is hereby authorized to take such actions in its own name or in the name of NOCOPI as may be necessary or appropriate in LICENSEE'S sole judgment to perform such obligation. NOCOPI shall promptly, upon demand, reimburse and indemnify LICENSEE for all damages, costs and expenses, including attorney's fees, incurred by LICENSEE pursuant to this clause 8.02. Without limiting the generality of the foregoing, LICENSEE shall have the right to offset against royalties otherwise due to NOCOPI under Article 4 above the damages, costs, and expenses, including attorney's fees, incurred by LICENSEE. NOCOPI shall not abandon any PATENTS, or any right to file a patent application or any pending patent application relating to any PATENTS, without LICENSEE'S prior written consent.

8.03 The LICENSEE shall immediately advise NOCOPI of any legal notices served on the LICENSEE which might affect NOCOPI, handle promptly all correspondence from NOCOPI, and assist and co-operate with NOCOPI's officers, research and sales personnel during their trips to the facilities of the LICENSEE and/or the suppliers of the LICENSEE.


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9. WARRANTIES, LIMITATIONS OF LIABILITY, AND HOLD HARMLESS

9.01 Each party expressly saves and holds the other party, and any Affiliates, harmless from any and all liability of any kind or nature whatsoever to customers and to other third parties which may arise from its negligent acts or omissions.

9.02 NOCOPI warrants that (a) NOCOPI is the sole and exclusive owner of the NOCOPI Technology, including without limitation any PATENTS associated therewith, (b) NOCOPI has the unqualified right to enter into this Agreement and perform its terms, (c) NOCOPI has not and will not enter into any agreement which is inconsistent with NOCOPI's obligations and undertakings to LICENSEE under this Agreement, (d) any ink sold to LICENSEE will conform to samples previously provided, and (e) the licenses and rights granted pursuant to this Agreement, when used as intended and without unauthorized modification, do not violate any right or infringe any patent, copyright or other protection of intellectual property belonging to any third party. NOCOPI agrees to defend, indemnify, and hold harmless the LICENSEE and LICENSEE'S principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise, and any and all damages, costs and expenses sustained or incurred (including cost of defense, settlement, and attorneys' fees) asserted by or on behalf of any person or entity arising out of any claim that any of the licenses or rights granted by NOCOPI pursuant to this Agreement, or the NOCOPI Technology applied pursuant to this Agreement, infringe any patent, copyright or protection of intellectual property generally, whether such claim is valid or baseless and wherever it may arise. NOCOPI shall include LICENSEE as a named insured on all liability insurance policies maintained by NOCOPI during the Term and shall provide written proof thereof to LICENSEE from time to time as requested. These undertakings shall expressly survive any termination of this Agreement.

9.03 Except as herein expressly stated (a) there are no warranties, expressed or implied, by operation of law or otherwise for any item furnished hereunder, (b) NOCOPI disclaims any implied warranty or merchantability or fitness for a particular purpose, and (c) in no event shall LICENSEE or its Affiliates, be liable for any incidental, indirect or consequential damages in connection with or arising out of this Agreement.

10.      CONFIDENTIALITY

10.01 LICENSEE shall keep secret and confidential the NOCOPI Technology and/or Design Rights made available to it by NOCOPI and shall not disclose the same other than to permitted sublicensees, ink manufacturers, and those Directors and employees of LICENSEE or any Affiliate of LICENSEE who may be deemed to have a legitimate reason to be party to the NOCOPI Technology and/or Design Rights.

10.02 OCOPI shall keep secret and confidential the terms and conditions of this Agreement and any information which LICENSEE passes to NOCOPI hereunder, and not disclose the same except to its own employees as necessary to carry out the purposes of this Agreement, or, with respect to the terms and conditions of this Agreement, as may be necessary to comply with applicable federal securities or other laws.

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10.03    The obligations of secrecy undertaken by both parties pursuant to this
         Article 10, shall not apply to information which:

         10.03.1 is already, or which subsequently becomes generally known to the public through no fault of the recipient; or

         10.03.2 the recipient can demonstrate was known to the recipient prior to the date disclosed. For the purposes hereof, that which the recipient can demonstrate was known will be that which the recipient can establish by written evidence was known to it at the date disclosed; or

         10.03.3 is received from a third party, provided that such third party is lawfully entitled to disclose the same; or

         10.03.4 is disclosed in any patent or patent application which may publish

10.04 The obligations of secrecy pursuant to this Article 10 will expire on the tenth anniversary of the termination of this Agreement as hereinabove provided.

10.05 The provisions of this Article 10 contain the entire understanding and agreement between the parties with respect to matters dealing with confidentiality and cannot be amended, modified or supplanted in any respect except by a subsequent written agreement entered into by both parties. If either party is required by a court of law or government agency to disclose information otherwise deemed confidential under this
         Article 10, it shall give the other party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

11.      IMPROVEMENTS

11.01 During the term of this Agreement, each party shall disclose to the other party any improvements to the NOCOPI Technology and/or Design Rights which the first party may discover or which comes into its possession. Any such improvements shall, from the time of the party's knowledge, conception or development, be the property of NOCOPI. Upon request by NOCOPI, the LICENSEE shall execute and deliver to NOCOPI such instrument as NOCOPI may reasonably request in order to achieve such industrial or intellectual property status as NOCOPI shall deem appropriate to perfect the assignment of the rights so granted by the LICENSEE to NOCOPI; provided, however, that LICENSEE shall have a perpetual, irrevocable, non-exclusive, and royalty-free license for any such improvements which LICENSEE discovers or which come into its possession

12.      MISCELLANEOUS

12.01 Neither the LICENSEE nor NOCOPI shall be in default under this Agreement nor be liable for any failure to perform or for any delay in performance resulting from any cause beyond its/their reasonable control including compliance with any regulations, orders or act, of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, acts or omissions of the other party, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, delays or shortages in transportation or inability to obtain labor, manufacturing facilities or material.


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12.02    Each of the parties shall bear all taxes imposed on each of them as a result of the existence or operation of this Agreement including, but not restricted to, any tax on or measured by any payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of, or transfer of, licenses or other rights or payments hereunder.

12.03 This Agreement may be varied or amended only by the written agreement of the parties hereto through their duly authorized officers or representatives.

12.04 In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and:

         i)       personally delivered;

         ii)      sent by postage prepaid registered mail, or

         iii) transmitted by telex or facsimile to the parties at the addresses first hereinbefore listed or to such other addresses as the parties may notify each other.

12.05 The relationship between the parties shall be governed by the terms of this Agreement, and the terms of a certain Escrow Agreement being executed contemporaneously, and shall not extend to other activities, transactions or contracts. This Agreement is expressly conditional upon LICENSEE'S receiving written assurances from Westvaco Corporation and Westvaco Brand Security, Inc. (collectively, "Westvaco") relative to certain agreements between NOCOPI and Westvaco that are satisfactory to LICENSEE in its sole discretion. Neither party is in any way the legal representative or agent of, nor has any authority to assume or create any obligation on behalf of, the other party. LICENSEE shall make no guarantees, warranty or representation with respect to the Exclusive Products or to the Non-Exclusive Products that purports to apply to or bind NOCOPI.

12.06 If any provision of this Agreement is held illegal, such provision shall be severed from this Agreement and shall be inoperative. The parties shall use their best endeavors to replace the severed provision with a new provision which is not illegal and which follows the principles of the severed provision as closely as is legally possible. The remainder of this Agreement shall remain binding on the parties hereto,

12.07 No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

12.08 This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by the parties hereto, shall constitute a full and original Agreement for all purposes.

12.09 The descriptive heading of the several articles of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Escrow Agreement.


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12.10    The preamble hereof shall be deemed to form part of this Agreement for all purposes,

13. SUPPLY OF INK

13.1 NOCOPI agrees that it will timely supply LICENSEE with inks proprietary to NOCOPI in accordance with the terms and conditions of clause 3.01 hereof. The obligation to supply such inks shall apply only for that quantity of ink that is ordered by a purchase order emanating from the LICENSEE and which is received by NOCOPI at least twenty-one (21) days prior to the requested delivery date.

13.2 NOCOPI further agrees that upon request by LICENSEE it will provide statements justifying its most favorable selling price for the NOCOPI inks.

14. GOVERNING LAW

14.01 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any action in equity seeking to enforce or interpret this Agreement shall only be brought in a state or federal court serving Montgomery County, Pennsylvania, and both parties hereby consent to personal jurisdiction and venue in Montgomery County, Pennsylvania.

15. BINDING EFFECT ASSIGNMENT

15.01 This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, without the written consent of the other party except that the LICENSEE may assign this Agreement to an Affiliate without consent. No assignment of this Agreement shall be valid unless and until all of the obligations of the assigning party, including without limitation NOCOPI's covenants in clause 15.02 below, have been assumed, in writing, by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee, including, without limitation, in connection with the assigning party's purchase or sale of assets, or merger or consolidation with another party. Any attempted assignment in contravention of this clause 15.01 shall be void.

15.02 NOCOPI covenants and agrees that it shall not sell the NOCOPI Technology or any material part thereof (including without limitation the PATENTS) unless it shall have first offered in writing to sell such NOCOPI Technology or part thereof to LICENSEE. In the event NOCOPI (a) receives a bona fide offer from a third party to purchase the NOCOPI Technology or any material part thereof, or
(b) otherwise desires to sell the NOCOPI Technology or any material part thereof, NOCOPI shall present the terms of such offer to LICENSEE in writing, which shall include the sale price, payment, and all other material terms and conditions, including customary representations and warranties given by the seller of a business or business assets. LICENSEE shall signify its interest to purchase the NOCOPI Technology or material part thereof, as the case may be, by presenting a signed letter of intent to NOCOPI not later than 30 days after NOCOPI's delivery of the terms of the offer to sell. In its letter of intent, LICENSEE may substitute cash or cash equivalents for any other form of payment proposed by the third party purchaser. If LICENSEE does not present a signed letter of intent to NOCOPI within such 30 day period, LICENSEE's first right of purchase shall lapse and NOCOPI may, for a period of 90 days thereafter, sell the NOCOPI Technology or any material part thereof, as the case may be, to a third party, subject to the terms and conditions of this License Agreement and a certain Escrow Agreement being executed contemporaneously hereto, upon substantially the same terms and conditions that were offered to LICENSEE, after which time, if the third party sale has not closed, NOCOPI must again first offer to sell the NOCOPI Technology or any material part thereof, as the case may be, to LICENSEE hereunder before selling the same to any third party. If LICENSEE and NOCOPI enter into a letter of intent, the parties agree to negotiate diligently and in good faith to consummate the sale within not more than 90 days thereafter, unless the parties agree to extend such date. With respect to the price of any such proposed sale. LICENSEE shall be entitled to a credit equal to one half (1/2) of all fees paid to NOCOPI under Article 4 hereof.


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

16.      ARBITRATION

16.1 in the event of any dispute, difference or question arising between the parties in connection with this Agreement, or any clause or the construction thereof, or the rights, duties or liabilities of either party, which cannot be amicably resolved by the parties then and in every such case, unless the parties concur in the appointment of a single arbitrator, the matter of difference shall be referred to three
         (3) arbitrators, one to be appointed by each party, and the third to be nominated by the two so selected by the parties, or if they cannot agree on a third, by the Philadelphia, PA office of the American Arbitration Association ("AAA").

16.2 In the event that either party, within thirty (30) days of any notification made to it of the demand for arbitration by the other party, shall not have appointed its arbitrator, such arbitrator shall be appointed by the AAA. Arbitration shall take place at the AAA's Philadelphia, PA office under the AAA's Commercial Rules. The arbitrators must base their decision on this Agreement and their decision shall be binding on both parties and may be enforced by any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove written.

NOCOPI TECHNOLOGIES, INC.



Per:     /s/ Micheal A. Feinstein, M.D.
         ------------------------------
         Micheal A. Feinstein, M.D.
         Chairman


LL SECURITY PRODUCTS INC.



Per:     /s/ Norman A. Gardner
         ---------------------
         Norman A. Gardner
         President



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